UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 10)*

Scripps Networks Interactive, Inc.

(Name of Issuer)

Class A Common Shares

(Title of Class of Securities)

811065101

(CUSIP Number)

Tracy Tunney Ward

Miramar Services, Inc.

250 Grandview Ave., Suite 400

Fort Mitchell, KY 41017

(859) 655-4503

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 19, 2016

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON Adam R. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 638,108
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 2,242,108
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,704,530 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.1% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Anne La Dow
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 160,361
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Anne M. La Dow Trust under Agreement dated 10/27/2011
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 160,361
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Anthony S. Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 100
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Austin S. Heidt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Barbara Victoria Scripps Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 112,468
	10	SHARED DISPOSITIVE POWER 1,096,436
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Careen Cardin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 6,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Charles E. Scripps, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 638,732
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 2,242,731
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,705,154 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.1% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Charles Kyne McCabe
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,653,308
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 3,922,308
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,719,730 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.9% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Charles L. Barmonde
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Cody Dubuc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Corina S. Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 446,182
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,247,682
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,512,604 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.0% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Crystal Vasquez Lozano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 300
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Cynthia J. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 166,006
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 968,006
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,232,428 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.8% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Douglas A. Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 10,228
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Douglas A. Evans 1983 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 17,320
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Eaton M. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 805,361
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 3,088,650
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,871,783 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.3% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Edward W. Scripps, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,210,249
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 2,923,460
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,276,671 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Eli W. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 92,766
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 360,099
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,159,188 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.7% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Elizabeth A. Logan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 142,472
	8	SHARED VOTING POWER 32,670,422 (1)
	9	SOLE DISPOSITIVE POWER 179,470
	10	SHARED DISPOSITIVE POWER 1,604,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,812,894 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.7% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Elizabeth Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 202
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Ellen B. Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 300
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Ellen M. Scripps Kaheny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 53,318
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 53,318
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Estate of Robert P. Scripps, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 358,108
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,962,108
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,424,530 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.9% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Eva Scripps Attal
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 819,454
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,642,597
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,885,876 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.3% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Gerald J. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 67,883
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 347,883
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,134,305 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.7% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Geraldine Scripps Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 100
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON J. Sebastian Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 350,672
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,954,670
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,417,094 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.9% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON James Bryce Vasquez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 100
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Jenny Sue Scripps Mitchell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 201
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Jessica L. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 201
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Jimmy R. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 861,486
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 2,465,484
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,927,908 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.3% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON John P. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 87,098
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON John P. Scripps Trust Exempt Trust under agreement dated 2/10/77
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 49,382
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 349,018
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 33,780
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 33,780
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 349,018
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 349,018
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON John Patrick Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,400
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,401
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,067,822 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON John Peter Scripps 2013 Revocable Trust dtd December 20, 2013
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 87,098
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Jonathan L. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 267,333
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Julia Scripps Heidt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 250,105
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,052,102
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,316,527 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.8% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Kathy Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,248,830 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,786,408
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,248,830 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.8% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Kendall S. Barmonde
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Keon Korey Vasquez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 300
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON La Dow Family Trust under agreement dated 6/29/2004
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 305,824
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Manuel E. Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 100
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Margaret Scripps Klenzing
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 147,811
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 949,807
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,214,233 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.7% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Marilyn S. Wade
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 802,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Mary Ann S. Sanchez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 162,063
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,766,062
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,030,484 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.2% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Mary Peirce
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 123,641
	8	SHARED VOTING POWER 32,670,422 (1)
	9	SOLE DISPOSITIVE POWER 923,641
	10	SHARED DISPOSITIVE POWER 1,604,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,794,063 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.7% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Maxwell Christopher Logan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Megan Scripps Tagliaferri
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 802,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Molly E. McCabe
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 20,416
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 422,416
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,086,838 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Monica Holcomb
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 150
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Nackey E. Scagliotti
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 848,513
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,538,400
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,914,935 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.3% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Nathaniel W. Heidt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Paul K. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 22,646
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 56,426
	10	SHARED DISPOSITIVE POWER 1,096,436
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,089,068 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Peggy Scripps Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 2
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Peter M. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Peter R. La Dow
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 305,824
	10	SHARED DISPOSITIVE POWER 1,096,436
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Raymundo H. Granado, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 300
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Rebecca Scripps Brickner
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,424,530 (1)
	9	SOLE DISPOSITIVE POWER 801,850
	10	SHARED DISPOSITIVE POWER 1,962,108
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,424,530 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.9% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON R. Michael Scagliotti
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 19,771
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 131,834
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,086,193 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Robert S. Heidt III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Sam D.F. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Samantha J. Brickner
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 250
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Savannah Brickner
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 250
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Samuel Joseph Logan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Scripps Family 1992 Revocable Trust, dated 06-09-92
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 182,408
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,786,408
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,248,830 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.8% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON The Marital Trust of the La Dow Family Trust (subtrust of La Dow Family Trust)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 299,124
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON The Paul K. Scripps Family Revocable Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 14,078
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 14,078
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,080,500 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON The Peter M. Scripps Trust under agreement dated 11/13/2002
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Wyoming
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Thomas S. Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Thomas S. Evans Irrevocable Trust under agreement dated 11/13/12
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 61,368
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Victoria S. Evans Trust under agreement dated 5/19/2004
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Virginia S. Vasquez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 210,782
	8	SHARED VOTING POWER 31,424,530 (1)
	9	SOLE DISPOSITIVE POWER 1,012,432
	10	SHARED DISPOSITIVE POWER 1,962,108
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,635,312 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.1% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Welland H. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,422 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Wendy E. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 568,522
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 1,370,522
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,634,944 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.1% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON Wesley W. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 11,814
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 11,914
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,078,236 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON William A. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 616,534
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 2,220,334
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,682,956 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 25.1% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON William A. Scripps, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,066,422 (1)
	9	SOLE DISPOSITIVE POWER 300
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,066,622 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

1	NAME OF REPORTING PERSON William H. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,248,830 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,786,408
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,248,830 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.8% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1) Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811065101

EXPLANATORY NOTE

This Amendment No. 10 to Schedule 13D (this “Amendment”) amends the items included herein that were contained in the Schedule 13D filed on January 24, 2013 and amended by Amendment No. 1 dated March 18, 2013, Amendment No. 2 dated September 20, 2013, Amendment No. 3 dated April 1, 2014, Amendment No. 4 dated July 7, 2014, Amendment No. 5 dated October 10, 2014, Amendment No. 6 dated January 14, 2015, Amendment No. 7, dated June 5, 2015, Amendment No. 8, dated October 1, 2015 and Amendment No. 9, dated December 31, 2015 (as amended, the “Original Schedule 13D” and, together with this Amendment, this “Schedule 13D”) relating to the Class A Common Shares, $.01 par value per share (the “Class A Common Shares”), and Common Voting Shares, $.01 par value per share (the “Common Voting Shares,” and, together with the Class A Common Shares, the “Common Shares”), of Scripps Networks Interactive, Inc., an Ohio corporation (the “Issuer”).

The persons filing this Schedule 13D (the “Reporting Persons”) are parties to the Amended and Restated Scripps Family Agreement, dated May 19, 2015 (the “Scripps Family Agreement”), which restricts the transfer and governs the voting of Common Voting Shares that the Reporting Persons own or may acquire. Certain of the Reporting Persons are residuary beneficiaries (the “Trust Beneficiaries”) of The Edward W. Scripps Trust (the “Trust”), which held 32,080,000 Common Voting Shares and 32,762,195 Class A Common Shares prior to the distribution or sale of such shares on March 14, 2013 (on which 63,221,105 of the Common Shares were distributed to the Trust Beneficiaries or to co-guardians (now co-trustees) on behalf of a Trust Beneficiary who was then a minor (the “Minor Trust Beneficiary”), other than three other Trust Beneficiaries who were also then minors (the “Minors”)), March 19, 2013 (on which 37 Class A Common Shares held by the Trust were sold in the open market so that no fractional shares would be distributed) and September 20, 2013 (on which the remaining 1,621,053 Common Shares held by the Trust were distributed to trusts established for the purpose of holding the shares on behalf of the Minors (collectively, the “Minors’ Trusts”)). Since the filing of the Original Schedule 13D, the Reporting Persons have engaged in transactions in the Common Shares and new parties have been added to the Scripps Family Agreement.

This Amendment is being filed to, among other things, provide or update the information regarding the beneficial ownership of the Common Shares by the Reporting Persons.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 of the Original Schedule 13D is hereby amended to add the following:

As detailed on Appendix C, the Common Shares were acquired with personal funds or through distributions to or from a trust for no consideration.

Item 4.	Purpose of the Transaction.

Item 4 of the Original Schedule 13D is hereby amended to add the following:

Since the filing of the Original Schedule 13D, the Reporting Persons have engaged in transactions in the Common Shares, including those set forth on Appendix C hereto. These transactions include market sales, option exercises, gifts and trust contributions, distributions and other transfers for estate planning, private investment, liquidity or charitable purposes.

CUSIP No. 811065101

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:

(a) Appendix B hereto sets forth (i) the number of Common Voting Shares and Class A Common Shares beneficially owned by each Reporting Person (excluding Common Shares beneficially owned by other Reporting Persons unless otherwise indicated), (ii) the aggregate number of Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person, including all Common Voting Shares subject to the Scripps Family Agreement, and (iii) the percentage of the number of outstanding Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person.

(b) Except as provided in the Scripps Family Agreement or as set forth on Appendix B, each Reporting Person has the sole power to dispose or direct the disposition of all Class A Common Shares and Common Voting Shares that such Reporting Person beneficially owned as of May 31, 2016.

The Common Voting Shares held by the Reporting Persons will be voted as instructed by a vote conducted in accordance with the procedures of Section 9 of the Scripps Family Agreement. Due to this shared voting power, the aggregate number of Common Voting Shares that may be deemed to be beneficially owned by each Reporting Person includes all 31,066,422 Common Voting Shares held in the aggregate by the other Reporting Persons that are subject to the Scripps Family Agreement. There are an additional 1,604,000 Common Voting Shares shown as beneficially owned by the co-trustees on behalf of the Minor Trust Beneficiary and 801,999 Common Voting Shares shown as beneficially owned by the Minors’ Trusts that are not subject to the Scripps Family Agreement, and the Reporting Persons as a group do not have shared voting power with respect to these shares.

If the Scripps Family Agreement is not considered, as of May 31, 2016, none of the Reporting Persons currently beneficially own 5% or more of the Class A Common Shares and only the following Reporting Persons beneficially own 5% or more of the Common Voting Shares: (i) Virginia S. Vasquez and Rebecca Scripps Brickner, who beneficially own 2,405,650 and 2,405,850 Common Voting Shares, respectively (7.1%, each, of the outstanding Common Voting Shares), including shares held by the Estate of Robert P. Scripps, Jr., of which they are co-executors, (ii) Mary McCabe Peirce, who beneficially owns 2,404,000 Common Voting Shares (7.1% of the outstanding Common Voting Shares), including 1,604,000 Minor’s Shares as to which she and Elizabeth A. Logan may be deemed to share beneficial ownership as co-trustees (which are not subject to the Scripps Family Agreement), (iii) Eaton M. Scripps, who beneficially owns 2,283,289 Common Voting Shares (6.7% of the outstanding Common Voting Shares), (iv) Charles Kyne McCabe, who beneficially owns 2,269,000 Common Voting Shares (6.7% of the outstanding Common Voting Shares), and (v) Edward W. Scripps, Jr., who beneficially owns 1,713,211 Common Voting Shares (5.1% of outstanding Common Voting Shares).

In addition to the Common Voting Shares that are subject to the Scripps Family Agreement, the Reporting Persons beneficially own Common Shares in a variety of trusts and other entities, with multiple family members often sharing voting control and investment power as trustee, advisor or executor. As a result, many of the Common Shares shown on the cover pages hereto and in the table on Appendix B are counted more than once, as they are deemed to be beneficially owned by more than one Reporting Person.

(c) Except as described herein and on Appendix C, none of the Reporting Persons has effected any transactions in the Class A Common Shares or Common Voting Shares in the past 60 days.

(d) Inapplicable.

(e) Inapplicable.

CUSIP No. 811065101

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct and each agrees, pursuant to Rule 13d-1(k)(1)(iii), that a Joint Schedule 13D be filed on behalf of each of the undersigned in respect to the Class A Common Stock of the Issuer.

*	*
Virginia S. Vasquez, individually and as co-executor of the estate of Robert P. Scripps, Jr.	Rebecca Scripps Brickner, individually and as co-executor of the estate of Robert P. Scripps, Jr.

*	*
Edward W. Scripps, Jr.	Corina S. Granado

*	*
Jimmy R. Scripps	Mary Ann S. Sanchez

*	*
Margaret Scripps Klenzing	William H. Scripps

*	*
Marilyn S. Wade	Adam R. Scripps

*	*
William A. Scripps	Gerald J. Scripps

*	*
Charles E. Scripps, Jr.	Eli W. Scripps

*	*
Jonathan L. Scripps	Peter M. Scripps

*	*
Barbara Victoria Scripps Evans	Molly E. McCabe

/s/ Tracy Tunney Ward	June 6, 2016
Tracy Tunney Ward, on behalf of Miramar Services, Inc.	Date
(Attorney-in-fact)

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811065101

JOHN P. SCRIPPS TRUST UNDER AGREEMENT DATED 2/10/77 FBO PETER M. SCRIPPS	JOHN P. SCRIPPS TRUST FBO PAUL K. SCRIPPS UNDER AGREEMENT DATED 2/10/77

*	*
Paul K. Scripps, Trustee	Paul K. Scripps, Trustee

*	*
Peter R. La Dow, Trustee	Peter R. La Dow, Trustee

*	*
Barbara Victoria Scripps Evans, Trustee	Barbara Victoria Scripps Evans, Trustee

JOHN P. SCRIPPS TRUST EXEMPT TRUST UNDER AGREEMENT DATED 2/10/77	JOHN P. SCRIPPS TRUST UNDER AGREEMENT DATED 2/10/77 FBO BARBARA SCRIPPS EVANS

*	*
Paul K. Scripps, Trustee	Paul K. Scripps, Trustee

*	*
Peter R. La Dow, Trustee	Peter R. La Dow, Trustee

*	*
Barbara Victoria Scripps Evans, Trustee	Barbara Victoria Scripps Evans, Trustee

THE MARITAL TRUST OF THE LA DOW FAMILY TRUST	ANNE M. LA DOW TRUST UNDER AGREEMENT DATED 10/27/2011

*	*
Peter R. La Dow, Trustee	Anne La Dow, Trustee

THE LA DOW FAMILY TRUST UNDER AGREEMENT DATED 6/29/2004

*
Peter R. La Dow, Trustee

/s/ Tracy Tunney Ward	June 6, 2016
Tracy Tunney Ward, on behalf of Miramar Services, Inc.	Date
(Attorney-in-fact)

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811065101

JOHN PETER SCRIPPS 2013 REVOCABLE TRUST DTD DECEMBER 20, 2013	JOHN P. SCRIPPS TRUST FBO ELLEN MCRAE SCRIPPS UNDER AGREEMENT DATED 12/28/84

*	*
John P. Scripps, Trustee	Paul K. Scripps, Trustee

JOHN P. SCRIPPS TRUST FBO DOUGLAS A. EVANS UNDER AGREEMENT DATED 12/28/84	DOUGLAS A. EVANS 1983 TRUST

*	*
Barbara Victoria Scripps Evans, Trustee	Barbara Victoria Scripps Evans, Trustee

ELLEN M. SCRIPPS KAHENY REVOCABLE TRUST DTD APRIL 17, 2014	VICTORIA S. EVANS TRUST UNDER AGREEMENT DATED 5/19/2004

*	*
Ellen M. Scripps Kaheny, Trustee	Barbara Scripps Evans, Trustee

PETER M. SCRIPPS TRUST UNDER AGREEMENT DATED 11/13/2002	PAUL K. SCRIPPS FAMILY REVOCABLE TRUST

*	*
Peter M. Scripps, Trustee	Paul K. Scripps, Trustee

THOMAS S. EVANS IRREVOCABLE TRUST UNDER AGREEMENT DATED 11/13/2012	SCRIPPS FAMILY 1992 REVOCABLE TRUST, DATED 06-09-92

*	*
Barbara Victoria Scripps Evans, Trustee	William H. Scripps, Trustee

*
Kathy Scripps, Trustee

/s/ Tracy Tunney Ward	June 6, 2016
Tracy Tunney Ward, on behalf of Miramar Services, Inc.	Date
(Attorney-in-fact)

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811065101

*	*
Thomas S. Evans	Douglas A. Evans

*	*
Julia Scripps Heidt	Paul K. Scripps

*	*
Charles Kyne McCabe	Peter R. La Dow

*	*
J. Sebastian Scripps	Anne La Dow

*	*
Wendy E. Scripps	Nackey E. Scagliotti

*	*
Cynthia J. Scripps	Elizabeth A. Logan

*	*
Mary Peirce	John P. Scripps

*	*
Eva Scripps Attal	Megan Scripps Tagliaferri

*	*
Eaton M. Scripps	Kathy Scripps

*	*
Ellen M. Scripps Kaheny	Wesley W. Scripps

*	*
Careen Cardin	Cody Dubuc

*	*
R. Michael Scagliotti	Sam D.F. Scripps

*	*
Welland H. Scripps	William A. Scripps, Jr.

/s/ Tracy Tunney Ward	June 6, 2016
Tracy Tunney Ward, on behalf of Miramar Services, Inc.	Date
(Attorney-in-fact)

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811065101

*	*
Kendall S. Barmonde	Charles L. Barmonde

*	*
Manuel E. Granado	Geraldine Scripps Granado

*	*
Raymundo H. Granado, Jr.	Anthony S. Granado

*	*
Ellen B. Granado	Crystal Vasquez Lozano

*	*
Elizabeth Scripps	James Bryce Vasquez

*	*
John Patrick Scripps	Keon Korey Vasquez

*	*
Peggy Scripps Evans	Samuel Joseph Logan

*	*
Maxwell Christopher Logan	Savannah Brickner

*	*
Monica Holcomb	Samantha Brickner

/s/ Tracy Tunney Ward	June 6, 2016
Tracy Tunney Ward, on behalf of Miramar Services, Inc.	Date
(Attorney-in-fact)

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811065101

*	*
Jenny Sue Scripps Mitchell	Jessica L. Scripps

*	*
Austin S. Heidt	Nathaniel W. Heidt

*
Robert S. Heidt III

/s/ Tracy Tunney Ward	June 6, 2016
Tracy Tunney Ward, on behalf of Miramar Services, Inc.	Date
(Attorney-in-fact)

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811065101

APPENDIX B

The following table sets forth as of May 31, 2016: (i) the number of Common Voting Shares and Class A Common Shares beneficially owned by each Reporting Person, excluding Common Shares beneficially owned by other Reporting Persons unless otherwise indicated, (ii) the aggregate number of Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person, including all 31,066,422 Common Voting Shares beneficially owned in the aggregate by the Reporting Persons due to the shared voting power under the Scripps Family Agreement, unless otherwise indicated, and (iii) the percentage of Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person. Except as otherwise noted in the table, each Reporting Person has (x) sole voting power (to the extent such shares are entitled to vote) with respect to the Class A Common Shares listed under column (i), (y) sole dispositive power with respect to the Common Voting Shares and Class A Common Shares listed under column (i), and (z) shared voting power with respect to the Common Voting Shares listed under column (ii).

Subject to the Scripps Family Agreement, each Common Voting Share is convertible at no cost and at any time into one Class A Common Share on a one-for-one basis. The aggregate number and percentage of Class A Common Shares (columns (ii) and (iii)) assumes the conversion of all Common Voting Shares into Class A Common Shares beneficially owned by the Reporting Person. The percentages of Common Voting Shares are based on 33,850,481 shares of the Issuer’s Common Voting Shares reported as outstanding as of April 30, 2016 in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (the “Form 10-Q”). The percentages of Class A Common Shares are based on 95,104,969 of the Issuer’s Class A Common Shares outstanding as of April 30, 2016, as reported in the Form 10-Q.

	(i) Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Excluding Shares Held by Other Reporting Persons)		(ii) Aggregate Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Including All Common Voting Shares Subject to Scripps Family Agreement)		(iii) Aggregate Percentage of Class A Common Shares and Common Voting Shares Beneficially Owned
Name	Common Voting Shares	Class A Common Shares	Common Voting Shares (1)	Class A Common Shares	Common Voting Shares	Class A Common Shares
Adam R. Scripps	1,604,000	638,108	31,066,422	31,704,530	91.8%	25.1%
Anne La Dow (2)	160,361	0	31,066,422	31,066,422	91.8%	24.6%
Anne M. La Dow Trust under Agreement dated 10/27/2011	160,361	0	31,066,422	31,066,422	91.8%	24.6%
Anthony S. Granado	100	0	31,066,422	31,066,422	91.8%	24.6%
Austin S. Heidt	1	0	31,066,422	31,066,422	91.8%	24.6%
Barbara Victoria Scripps Evans (3)	1,208,904	0	31,066,422	31,066,422	91.8%	24.6%

CUSIP No. 811065101

Careen Cardin	6,000	0	31,066,422	31,066,422	91.8%	24.6%
Charles E. Scripps, Jr.	1,603,999	638,732	31,066,422	31,705,154	91.8%	25.1%
Charles Kyne McCabe	2,269,000	1,653,308	31,066,422	32,719,730	91.8%	25.9%
Charles L. Barmonde	1,000	0	31,066,422	31,066,422	91.8%	24.6%
Cody Dubuc (4)	7,000	0	31,066,422	31,066,422	91.8%	24.6%
Corina S. Granado (5)	801,500	446,182	31,066,422	31,512,604	91.8%	25.0%
Crystal Vasquez Lozano	100	200	31,066,422	31,066,622	91.8%	24.6%
Cynthia J. Scripps	802,000	166,006	31,066,422	31,232,428	91.8%	24.8%
Douglas A. Evans	10,228	0	31,066,422	31,066,422	91.8%	24.6%
Douglas A. Evans 1983 Trust	17,320	0	31,066,422	31,066,422	91.8%	24.6%
Eaton M. Scripps (6)	2,283,289	805,361	31,066,422	31,871,783	91.8%	25.3%
Edward W. Scripps, Jr. (7)	1,713,211	1,210,249	31,066,422	32,276,671	91.8%	25.6%
Eli W. Scripps	267,333	92,766	31,066,422	31,159,188	91.8%	24.7%
Elizabeth A. Logan (8)	1,640,998	142,472	32,670,422	32,812,894	96.5%	25.7%
Elizabeth Scripps	2	200	31,066,422	31,066,622	91.8%	24.6%
Ellen B. Granado	100	200	31,066,422	31,066,622	91.8%	24.6%
Ellen M. Scripps Kaheny (9)	53,118	200	31,066,422	31,066,622	91.8%	24.6%
Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014	53,118	200	31,066,422	31,066,622	91.8%	24.6%
Estate of Robert P. Scripps, Jr.	1,604,000	358,108	31,066,422	31,424,530	91.8%	24.9%
Eva Scripps Attal	823,143	819,454	31,066,422	31,885,876	91.8%	25.3%
Gerald J. Scripps (10)	280,000	67,883	31,066,422	31,134,305	91.8%	24.7%
Geraldine Scripps Granado	100	0	31,066,422	31,066,422	91.8%	24.6%
J. Sebastian Scripps (11)	1,603,998	350,672	31,066,422	31,417,094	91.8%	24.9%
James Bryce Vasquez	100	0	31,066,422	31,066,422	91.8%	24.6%
Jenny Sue Scripps Mitchell	1	200	31,066,422	31,066,622	91.8%	24.6%
Jessica L. Scripps	1	200	31,066,422	31,066,622	91.8%	24.6%
Jimmy R. Scripps	1,603,998	861,486	31,066,422	31,927,908	91.8%	25.3%
John P. Scripps (12)	86,898	200	31,066,422	31,066,622	91.8%	24.6%
John P. Scripps Trust Exempt Trust under agreement dated 2/10/77	49,382	0	31,066,422	31,066,422	91.8%	24.6%
John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans	349,018	0	31,066,422	31,066,422	91.8%	24.6%
John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84	33,780	0	31,066,422	31,066,422	91.8%	24.6%

CUSIP No. 811065101

John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84	33,780	0	31,066,422	31,066,422	91.8%	24.6%
John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77	349,018	0	31,066,422	31,066,422	91.8%	24.6%
John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps	349,018	0	31,066,422	31,066,422	91.8%	24.6%
John Patrick Scripps	1	1,400	31,066,422	31,067,822	91.8%	24.6%
John Peter Scripps 2013 Revocable Trust	86,898	200	31,066,422	31,066,622	91.8%	24.6%
Jonathan L. Scripps (13)	267,333	0	31,066,422	31,066,422	91.8%	24.6%
Julia Scripps Heidt (14)	801,997	250,105	31,066,422	31,316,527	91.8%	24.8%
Kendall S. Barmonde	1,000	0	31,066,422	31,066,422	91.8%	24.6%
Keon Korey Vasquez (15)	100	200	31,066,422	31,066,622	91.8%	24.6%
La Dow Family Trust under agreement dated 6/29/2004 (16)	305,824	0	31,066,422	31,066,422	91.8%	24.6%
Manuel E. Granado	100	0	31,066,422	31,066,422	91.8%	24.6%
Margaret Scripps Klenzing	801,996	147,811	31,066,422	31,214,233	91.8%	24.7%
Marilyn S. Wade	802,000	0	31,066,422	31,066,422	91.8%	24.6%
Mary Ann S. Sanchez (17)	1,603,999	162,063	31,868,421	32,030,484	94.1%	25.2%
Mary Peirce (18)	2,404,000	123,641	32,670,422	32,794,063	96.5%	25.7%
Maxwell Christopher Logan	1	0	31,066,422	31,066,422	91.8%	24.6%
Megan Scripps Tagliaferri	802,000	0	31,066,422	31,066,422	91.8%	24.6%
R. Michael Scagliotti (19)	112,063	19,771	31,066,422	31,086,193	91.8%	24.6%
Molly E. McCabe	402,000	20,416	31,066,422	31,086,838	91.8%	24.6%
Monica Holcomb (previously held by The Monica Holcomb 2015 Trust)	150	0	31,066,422	31,066,422	91.8%	24.6%
Nackey E. Scagliotti (20)	689,887	848,513	31,066,422	31,914,935	91.8%	25.3%
Nathaniel W. Heidt	1	0	31,066,422	31,066,422	91.8%	24.6%
Paul K. Scripps (21)	1,130,216	22,646	31,066,422	31,089,068	91.8%	24.6%
Peggy Scripps Evans	2	0	31,066,422	31,066,422	91.8%	24.6%
Peter M. Scripps (22)	0	0	31,066,422	31,066,422	91.8%	24.6%
Peter R. La Dow (23)	1,402,260	0	31,066,422	31,066,422	91.8%	24.6%
Raymundo H. Granado, Jr.	100	200	31,066,422	31,066,622	91.8%	24.6%
Rebecca Scripps Brickner (24)	2,405,850	358,108	31,066,422	31,424,530	91.8%	24.9%
Robert S. Heidt III	1	0	31,066,422	31,066,422	91.8%	24.6%
Samantha J. Brickner	50	200	31,066,422	31,066,622	91.8%	24.6%

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Savannah Brickner (25)	50	200	31,066,422	31,066,622	91.8%	24.6%
[The] Marital Trust of the La Dow Family Trust (subtrust of La Dow Family Trust)	299,124	0	31,066,422	31,066,422	91.8%	24.6%
[The] Paul K. Scripps Family Revocable Trust	0	14,078	31,066,422	31,080,500	91.8%	24.6%
[The] Peter M. Scripps Trust under agreement dated 11/13/2002	0	0	31,066,422	31,066,422	91.8%	24.6%
Thomas S. Evans	0	0	31,066,422	31,066,422	91.8%	24.6%
Thomas S. Evans Irrevocable Trust under agreement dated 11/13/12	61,368	0	31,066,422	31,066,422	91.8%	24.6%
Victoria S. Evans Trust under agreement dated 5/19/2004	0	0	31,066,422	31,066,422	91.8%	24.6%
Virginia S. Vasquez (26)	2,405,650	568,890	31,066,422	31,635,312	91.8%	25.1%
Wendy E. Scripps (27)	802,000	568,522	31,066,422	31,634,944	91.8%	25.1%
William A. Scripps	1,603,800	616,534	31,066,422	31,682,956	91.8%	25.1%
William H. Scripps (28)	1,604,000	182,408	31,066,422	31,248,830	91.8%	24.8%
Kathy Scripps (29)	1,604,000	182,408	31,066,422	31,248,830	91.8%	24.8%
Scripps Family 1992 Revocable Trust, dated 06-09-92	1,604,000	182,408	31,066,422	31,248,830	91.8%	24.8%
Sam D.F. Scripps	1	0	31,066,422	31,066,422	91.8%	24.6%
Samuel Joseph Logan	1	0	31,066,422	31,066,422	91.8%	24.6%
Welland H. Scripps	1	0	31,066,422	31,066,422	91.8%	24.6%
Wesley W. Scripps (30)	100	11,814	31,066,422	31,078,236	91.8%	24.6%
William A. Scripps Jr.	100	200	31,066,422	31,066,422	91.8%	24.6%

(1)	Except as otherwise noted, does not include (a) 1,604,000 Common Voting Shares, which may be deemed to be beneficially owned by Mary Peirce and Elizabeth Logan as co-trustees of a trust that holds Common Voting Shares on behalf of the Minor Trust Beneficiary who is not a party to the Scripps Family Agreement or (b) 801,999 Common Voting Shares, which may be deemed to be beneficially owned by Mary Ann Sanchez, as trust advisor to the Minors’ Trusts, which are not parties to the Scripps Family Agreement, and, as a result, such Common Voting Shares are not subject to the Scripps Family Agreement.
(2)	Also includes shares held by the Anne M. La Dow Trust under Agreement dated 10/27/2011, of which the Reporting Person is trustee. Such trust is also listed as a separate Reporting Person above.
(3)

Includes shares held by (a)(i) the John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, (ii) the John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, (iii) the John P. Scripps Trust under agreement dated 2/10/77 FBO

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Peter M. Scripps, and (iv) the John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, of which the Reporting Person is a co-trustee with Peter R. La Dow and Paul K. Scripps, and (b)(i) the Douglas A. Evans 1983 Trust, (ii) the John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84, (iii) the Victoria S. Evans Trust under agreement dated 5/19/2004, and (iv) the Thomas S. Evans Irrevocable Trust under agreement dated 11/13/12, of which the Reporting Person is the trustee. Such trusts are also listed as separate Reporting Persons above.
(4)	Common Voting Shares include 7,000 shares held by a trust of which the Reporting Person is co-trustee.
(5)	Common Voting Shares include 801,500 shares held as trustee of a grantor retained annuity trust.
(6)	Class A Common Shares include 85,553 shares held as trustee of a grantor retained annuity trust.
(7)	Common Voting Shares include 1,713,211 shares held by a revocable living trust of which the Reporting Person is trustee. Class A Common Shares include: (1) 1,071,681 shares held by a revocable living trust of which the Reporting Person is trustee; and (2) currently exercisable options to purchase 8,568 shares.
(8)	Includes 1,604,000 Common Voting Shares held by a trust of which the Reporting Person is co-trustee with Mary Peirce for the benefit of a minor Trust Beneficiary who is not a party to the Scripps Family Agreement. The Reporting Person is not bound by the Scripps Family Agreement with respect to the shares held as co-trustee.
(9)	Consists of shares held by the Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014, of which the Reporting Person is the trustee and sole beneficiary. Such trust is also listed as a separate Reporting Person above.
(10)	Common Voting Shares include 280,000 shares held as trustee of a grantor retained annuity trust.
(11)	Class A Common Shares include 200 shares held by immediate family members.
(12)	Consists of shares held by the John Peter Scripps 2013 Revocable Trust dtd December 20, 2013, of which John P. Scripps is the trustee and sole beneficiary. Such trust is also listed as a separate Reporting Person above.
(13)	Common Voting Shares include 267,333 shares held as trustee of a grantor retained annuity trust.
(14)	Common Voting Shares include 282,912 shares held as trustee of a grantor retained annuity trust. Class A Common Shares include 1,852 shares held by a foundation over which the Reporting Person may be deemed to have voting and/or dispositive power.
(15)	Class A Common Shares include 200 shares held by the Keon K. Vasquez Trust Stock Account, of which the Reporting Person is trustee.

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(16)	Includes shares held by the Survivor’s Trust of the La Dow Family Trust under agreement dated 6/29/2004 and the Marital Trust of the La Dow Family Trust under agreement dated 6/29/2004. The Marital Trust is also listed as a separate Reporting Person above. Peter R. La Dow is the trustee of all of these trusts.
(17)	Common Voting Shares include 801,999 shares, which may be deemed to be beneficially owned by the Reporting Person, as trust advisor to the Minors’ Trusts, which are not parties to the Scripps Family Agreement, and, as a result, such Common Voting Shares are not subject to the Scripps Family Agreement.
(18)	Class A Common Shares include currently exercisable options to purchase 42,567 shares. Common Voting Shares include 1,604,000 shares held by a trust of which the Reporting Person is co-trustee with Elizabeth Logan for the benefit of a minor Trust Beneficiary who is not a party to the Scripps Family Agreement, and, as a result, such Common Voting Shares are not subject to the Scripps Family Agreement.
(19)	Common Voting Shares include 100,000 shares held by the Scagliotti 2014 Family Trust, of which the Reporting Person is a beneficiary and has investment control. Class A Common Shares include 19,771 shares held by a foundation over which the Reporting Person may be deemed to have voting and/or dispositive power.
(20)	Common Voting Shares include 300,000 shares held as trustee of a grantor retained annuity trust. Class A Common Shares include: (1) 190,494 shares held as trustee of a grantor retained annuity trust; and (2) currently exercisable options to purchase 41,689 shares.
(21)	Class A Common Shares include currently exercisable options to purchase 8,568 shares. Class A Common Shares and Common Voting Shares also include shares held by (a)(i) the John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, (ii) the John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, (iii) John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, and (iv) the John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, of which the Reporting Person is a co-trustee with Ms. Evans and Mr. La Dow, and (b)(i) the John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84 and (ii) the Paul K. Scripps Family Revocable Trust, of which the Reporting Person is trustee. Such trusts are also listed as separate Reporting Persons above.
(22)	Reporting Person is the trustee of the Peter M. Scripps Trust under agreement dated 11/13/2002. Such trust is also listed as a separate Reporting Person above.
(23)	Includes shares held by (a)(i) the John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, (ii) the John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, (iii) the John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, and (iv) the John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, of which the Reporting Person is a co-trustee with Ms. Evans and Mr. P. K. Scripps, and (b)(i) the Marital Trust of the La Dow Family Trust, and (ii) the La Dow Family Trust under agreement dated 6/29/2004 (excluding shares already accounted for held in the Marital Trust of the La Dow Family Trust), of which the Reporting Person is the trustee. Such trusts are also listed as separate Reporting Persons above.

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(24)	Class A Common Shares and Common Voting Shares include shares held by the Estate of Robert P. Scripps, Jr., of which the Reporting Person is co-executor with Virginia S. Vasquez. The Estate of Robert P. Scripps, Jr. is also listed as a separate Reporting Person above.
(25)	Class A Common Shares include 200 shares held by the Savannah M. Brickner Trust that the Reporting Person is deemed to beneficially own.
(26)	Class A Common Shares and Common Voting Shares include shares held by the Estate of Robert P. Scripps, Jr., of which the Reporting Person is co-executor with Rebecca Scripps Brickner. The Estate of Robert P. Scripps, Jr. also listed as a separate Reporting Person above.
(27)	Class A Common Shares are held by Wendy E. Scripps Revocable Trust, dated 1/11/12, of which the Reporting Person is the sole trustee and beneficiary.
(28)	Consists of shares held in The Scripps Family 1992 Revocable Trust, dated 06-09-92, of which the Reporting Person and Kathy Scripps, his wife, are co-trustees; however, Kathy Scripps does not have power to vote the Common Voting Shares but may be deemed to have such power due to the Reporting Person’s voting power. Such trust is also listed as a separate Reporting Person above.
(29)	Consists of shares held in The Scripps Family 1992 Revocable Trust, dated 06-09-92, of which the Reporting Person and William H. Scripps, her husband, are co-trustees. The Reporting Person does not have voting power over the Common Voting Shares, but may be deemed to have such power due to William H. Scripps’ voting power. Such trust is also listed as a separate Reporting Person above.
(30)	Class A Common Shares include currently exercisable options to purchase 9,538 shares.

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APPENDIX C

For each Reporting Person listed below, the following table sets forth information regarding transactions in the Common Voting Shares and Class A Common Shares during the 60 days ended May 31, 2016 (or earlier in some cases), including the aggregate number of shares acquired or disposed of, the amount and source of the funds (if applicable), if any such funds were borrowed, a description of the transaction and the parties thereto, the date of the transaction, the price per share and where and how the transaction was effected.

Name	Number and Type of Common Shares Acquired or Disposed (as noted)	Date	Amount of Funds	Price Per Share	Where and How the Transaction Was Effected	Source of Funds	Description of Borrowing Transaction
Nackey E. Scagliotti	190,494 Class A Common Shares (no effect)	August 24, 2015	n/a	n/a	gift to GRAT of which she is trustee	n/a	n/a
Nackey E. Scagliotti	300,000 Common Voting Shares (no effect)	August 31, 2015	n/a	n/a	gift to GRAT of which she is trustee	n/a	n/a
Corina Granado	801,500 Common Voting Shares (no effect)	September 25, 2015	n/a	n/a	gift to GRAT of which she is trustee	n/a	n/a
Estate of Robert P. Scripps, Jr.	61,793 Class A Common Shares (disposed)	March 1, 2016	$3.78 M	$61.1364	market sale	n/a	n/a
Estate of Robert P. Scripps, Jr.	330,297 Class A Common Shares (disposed)	March 2, 2016	$20.01 M	$60.5940	market sale	n/a	n/a
Estate of Robert P. Scripps, Jr.	7,910 Class A Common Shares (disposed)	March 2, 2016	$0.48 M	$61.0171	market sale	n/a	n/a
Virginia Vasquez	61,793 Class A Common Shares (disposed)	March 1, 2016	$3.78 M	$61.1364	market sale by estate, as co-executor	n/a	n/a
Virginia Vasquez	330,297 Class A Common Shares (disposed)	March 2, 2016	$20.01 M	$60.5940	market sale by estate, as co-executor	n/a	n/a
Virginia Vasquez	7,910 Class A Common Shares (disposed)	March 2, 2016	$0.48 M	$61.0171	market sale by estate, as co-executor	n/a	n/a
Rebecca Scripps Brickner	61,793 Class A Common Shares (disposed)	March 1, 2016	$3.78 M	$61.1364	market sale by estate, as co-executor	n/a	n/a

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Rebecca Scripps Brickner	330,297 Class A Common Shares (disposed)	March 2, 2016	$20.01 M	$60.5940	market sale by estate, as co-executor	n/a	n/a
Rebecca Scripps Brickner	7,910 Class A Common Shares (disposed)	March 2, 2016	$0.48 M	$61.0171	market sale by estate, as co-executor	n/a	n/a
Adam R. Scripps	355,702 Class A Common Shares (disposed)	March 8, 2016	$22.52 M	$63.3201	market sale	n/a	n/a
Adam R. Scripps	144,298 Class A Common Shares (disposed)	March 8, 2016	$9.19 M	$63.7102	market sale	n/a	n/a
Nackey E. Scagliotti	4,284 Class A Common Shares (acquired)	March 8, 2016	$0.19 M	$43.55	option exercise	PF	n/a
Julia Scripps Heidt	311,527 Common Voting Shares (no effect)	March 8, 2016	$19.75 M	$63.405	GRAT exchange	PF	n/a
Edward W. Scripps, Jr.	1,713,211 Common Voting Shares (no effect)	March 9, 2016	$109.21 M	$63.745	GRAT exchange	PF	n/a
Cynthia J. Scripps	802,000 Common Voting Shares (no effect)	March 9, 2016	$51.12 M	$63.745	GRAT exchange	PF	n/a
Eaton M. Scripps	570,000 Common Voting Shares (no effect)	March 11, 2016	$36.73 M	$64.440	GRAT exchange	PF	n/a
Eaton M. Scripps	380,000 Class A Common Shares (no effect)	March 11, 2016	$24.49 M	$64.440	GRAT exchange	PF	n/a
Paul K. Scripps	8,568 Class A Common Shares (acquired)	March 16, 2016	$0.37 M	$43.55	option exercise	PF	n/a
Paul K. Scripps	5,675 Class A Common Shares (disposed)	March 16, 2016	$0.37 M	$65.8248	market sale	n/a	n/a
Edward W. Scripps, Jr.	8,568 Class A Common Shares (acquired)	March 16, 2016	$0.37 M	$43.55	option exercise	PF	n/a
Nackey E. Scagliotti	81,771 Class A Common Shares (acquired)	March 17, 2016	n/a	n/a	GRAT annuity distribution	n/a	n/a
Cody Dubuc	7,000 Common Voting Shares (no effect)	March 31, 2016	n/a	n/a	gift to trust	n/a	n/a

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Edward W. Scripps, Jr.	1,713,211 Common Voting Shares (no effect)	March 31, 2016	n/a	n/a	gift to revocable trust of which he is trustee	n/a	n/a
Edward W. Scripps, Jr.	1,071,681 Class A Common Shares (no effect)	March 31, 2016	n/a	n/a	gift to revocable trust of which he is trustee	n/a	n/a
Paul K. Scripps	2,893 Class A Common Shares (disposed)	April 19, 2016	n/a	n/a	transfer from direct ownership to trust	n/a	n/a
[The] Paul K. Scripps Family Revocable Trust	2,893 Class A Common Shares (acquired)	April 19, 2016	n/a	n/a	transfer from direct ownership to trust	n/a	n/a
Gerald J. Scripps	20,513 Class A Common Shares (disposed)	May 10, 2016	$1.36 M	$66.1452	market sale	n/a	n/a
Mary Peirce	1,077 Class A Common Shares (no effect)	May 12, 2016	n/a	n/a	RSU vesting	n/a	n/a
Wesley W. Scripps	1,077 Class A Common Shares (no effect)	May 12, 2016	n/a	n/a	RSU vesting	n/a	n/a
Virginia Vasquez	801,650 Common Voting Shares (no effect)	May 17, 2016	$51.95 M	$64.80	GRAT exchange	PF	n/a
Jimmy R. Scripps	90,000 Class A Common Shares (disposed)	May 19, 2016	$5.59 M	$62.1074	market sale	n/a	n/a
Jimmy R. Scripps	260,439 Class A Common Shares (disposed)	May 20, 2016	$16.18 M	$62.1069	market sale	n/a	n/a
Jimmy R. Scripps	49,561 Class A Common Shares (disposed)	May 20, 2016	$3.10 M	$62.6425	market sale	n/a	n/a
J. Sebastian Scripps	1,069,330 Common Voting Shares (no effect)	May 26, 2016	$67.22 M	$62.865	GRAT exchange	PF	n/a
Margaret Scripps Klenzing	801,996 Common Voting Shares (no effect)	May 26, 2016	$50.42 M	$62.865	GRAT exchange	PF	n/a
William A. Scripps	1,603,800 Common Voting Shares (no effect)	May 26, 2016	$100.82 M	$62.865	GRAT exchange	PF	n/a
Charles E. Scripps	1,603,999 Common Voting Shares (no effect)	May 26, 2016	$100.84 M	$62.865	GRAT exchange	PF	n/a

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Eli W. Scripps	267,333 Common Voting Shares (no effect)	May 27, 2016	$16.86 M	$63.050	GRAT exchange	PF	n/a
Mary Ann S. Sanchez	802,000 Common Voting Shares(no effect)	May 31, 2016	$51.40 M	$64.090	GRAT exchange	PF	n/a
Rebecca Scripps Brickner	801,850 Common Voting Shares (no effect)	May 31, 2016	$51.39 M	$64.090	GRAT exchange	PF	n/a
Mary Peirce	800,000 Common Voting Shares (no effect)	May 31, 2016	$51.27 M	$64.090	GRAT exchange	PF	n/a